EXHIBIT 3.1
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SOLUTIA INC.
ARTICLE I
NAME
     The name of the corporation is Solutia Inc. (hereinafter, the “Corporation”).
ARTICLE II
REGISTERED OFFICE AND AGENT
     The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, 19801. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III
PURPOSE
     The nature of the business or the purpose to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law, as amended (the “DGCL”).
ARTICLE IV
CAPITAL STOCK
     Section 1. Authorized Shares. The total number of shares of capital stock that the Corporation shall have authority to issue is 600,000,000 shares, consisting of (i) 500,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), and (ii) 100,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”).
     Section 2. Common Stock. Each holder of record of Common Stock shall be entitled to one (1) vote for each share of Common Stock that is registered in such holder’s name on the books of the Corporation. The holders of record of Common Stock shall vote together as a single class on all matters on which holders of the Common Stock are entitled to vote except as otherwise required by applicable law.
     Section 3. Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is hereby authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof (any certificate of designation or resolutions adopted by the Board of Directors of the Corporation designating the designations, powers, preferences and rights of shares of Preferred Stock, a “Preferred Stock Designation”). The authority of the Board of Directors of the Corporation with respect to each series shall include, but not be limited to, determination of the following:
(i)	the designation of the series, which may be by distinguishing number, letter or title;

(ii)	the number of shares of the series, which number the Board of Directors of the Corporation may thereafter increase or decrease (but not below the number of shares thereof then outstanding);

(iii)	the amounts payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative;

(iv)	dates at which dividends, if any, shall be payable;

(v)	the redemption rights and price or prices, if any, for shares of the series;

(vi)	the terms and amount of any sinking fund providing for the purchase or redemption of shares of the series;

(vii)	the amounts payable on, and the preferences (if any) of, shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(viii)	whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Corporation or any other corporation or entity, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

(ix)	restrictions on the issuance of shares of the same series or of any other class or series; and

(x)	subject to ARTICLE IV, Section 6, the voting rights and powers of the holders of shares of the series.
     Except as may be provided in this Second Amended and Restated Certificate of Incorporation or in any Preferred Stock Designation, holders of Preferred Stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote.
     Section 4. No Preemptive Rights. No holders of shares of the Corporation shall have any preemptive rights.

     Section 5. Record Holders. The Corporation shall be entitled to treat the person or entity in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person or entity, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.
     Section 6. Nonvoting Stock. The Corporation shall not create, designate, authorize, or cause to be issued any class or series of nonvoting stock. For the purposes of this ARTICLE IV, Section 6, any class or series of stock that has only such voting rights as are mandated by the DGCL shall be deemed to be nonvoting for purposes of the restrictions of this ARTICLE IV, Section 6.
ARTICLE V
PERPETUAL EXISTENCE
     The Corporation shall have perpetual existence.
ARTICLE VI
BOARD OF DIRECTORS
     Section 1. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors of the Corporation. The Board of Directors of the Corporation shall exercise all of the powers and duties conferred by law except as provided by this Second Amended and Restated Certificate of Incorporation or the bylaws of the Corporation.
     Section 2. Number of Directors. The total number of directors constituting the entire Board of Directors of the Corporation shall be not less than three (3) nor more than twelve (12), the exact number of directors to be determined from time to time by the Board of Directors of the Corporation; provided, however, that in no case will a decrease in the number of directors have the effect of removing or shortening the term of any incumbent director.
     Section 3. Classes of Directors. The directors, other than those who may be elected by the holders of any class or series of Preferred Stock as set forth in the Preferred Stock Designation applicable thereto, shall be divided, with respect to the time for which they hold office, into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. Directors serving as Class I directors shall be initially elected for a term expiring at the annual meeting of stockholders of the Corporation to be held in 2009, directors serving as Class II directors shall be initially elected for a term expiring at the annual meeting of stockholders of the Corporation to be held in 2010, and directors serving as Class III directors shall be initially elected for a term expiring at the annual meeting of stockholders of the Corporation to be held in 2011. Members of each class shall hold office until their successors are elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal from office. At each succeeding annual meeting of the stockholders of the Corporation, the successors of the class of directors whose term expires at that meeting shall be elected for a term expiring at the annual meeting of stockholders held in the third (3rd) year following the year of such election. In the case of any increase or decrease from time to time in the number of directors of the Corporation, other than those who may be elected by the holders of any class or series of Preferred Stock as set forth in the Preferred Stock Designation applicable thereto, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible; provided, however, that in no case will a decrease in the number of directors have the effect of removing or shortening the term of any incumbent director.
     Section 4. Removal. Subject to the rights, if any, of the holders of shares of any class or series of Preferred Stock then outstanding to remove directors as set forth in the Preferred Stock Designation applicable thereto, any director or the entire Board of Directors of the Corporation may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the total voting power of all the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
     Section 5. Vacancies. Subject to the rights, if any, of the holders of shares of any class or series of Preferred Stock then outstanding to elect directors as set forth in the Preferred Stock Designation applicable thereto, vacancies on the Board of Directors of the Corporation by reason of death, resignation, retirement, disqualification, removal from office, newly created directorships resulting from any increase in the authorized number of directors or otherwise shall be filled only by the Board of Directors of the Corporation, acting by a majority of the remaining directors then in office, even if less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders. A director elected to fill a vacancy shall hold office until the next election of the class for which such director shall have been chosen, subject to the election and qualification of a successor and to such director’s earlier death, resignation or removal.
     Section 6. Election of Directors; No Cumulative Voting. No stockholder shall be entitled to cumulate votes on behalf of any candidate at any election of directors of the Corporation. Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.
ARTICLE VII
INDEMNIFICATION
     Section 1. Right to Indemnity. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (a “proceeding”), by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Corporation, or while a director or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, employee, fiduciary or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans maintained or sponsored by the Corporation, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, fiduciary or agent or in any other capacity as a director, officer, employee, fiduciary or agent, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against all cost, expense, liability and loss (including, without limitation, attorneys’ fees actually and reasonably incurred by such person in connection with such proceeding), and such indemnification shall inure to the benefit of such person’s heirs, executors and administrators; provided, however, that the Corporation shall indemnify any person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding is authorized by the Board of Directors of the Corporation.
     Section 2. Advancement of Expenses. To the fullest extent to which it is permitted to do so by the DGCL or other applicable law, the Corporation shall, in advance of the final disposition of the matter, pay the expenses and costs (including attorneys’ fees) reasonably incurred by any person who is entitled to indemnification pursuant to ARTICLE VII, Section 1 in defending or otherwise participating in any proceeding and any appeal therefrom for which such person may be entitled to such indemnification; provided, however, that such payment of expenses and costs in advance of the final disposition of the proceeding shall be made only upon receipt by the Corporation of an undertaking by or on behalf of the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified by the Corporation.
     Section 3. Contract Rights. The provisions of this ARTICLE VII shall be deemed to be a contract right between the Corporation and each person who is entitled to indemnification under this ARTICLE VII and the relevant provisions of the DGCL or other applicable law are in effect.
     Section 4. Insurance. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary or agent of the Corporation or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this ARTICLE VII or applicable law.
     Section 5. Merger or Consolidation. For purposes of this ARTICLE VII, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including, without limitation, any constituent of a constituent) absorbed in a consolidation or merged in a merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director or officer of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee, fiduciary or agent of another corporation or of a partnership, joint venture, trust or other enterprise, shall stand in the same position under this ARTICLE VII with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.
     Section 6. Non-Exclusivity of Rights. The rights to indemnification and the advancement of expenses and costs conferred under this ARTICLE VII shall not be exclusive of any other rights to which those seeking indemnification or advancement of expenses and costs may be entitled under any applicable law, provision of this Second Amended and Restated Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors or officers respecting indemnification and advances, to the fullest extent not prohibited by the DGCL or by any other applicable law.
     Section 7. Extension; Adjustments. If the DGCL is amended after the date of the filing of this Second Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors or permitting indemnification to a fuller extent, then the liability of a director of the Corporation shall be eliminated or limited, and indemnification shall be extended, in each case to the fullest extent permitted by the DGCL, as so amended from time to time.
     Section 8. Amendments. No amendment, repeal or modification of, and no adoption of any provision inconsistent with, any provision of this ARTICLE VII shall adversely affect any right or protection of a director or officer of the Corporation existing by virtue of this ARTICLE VII at the time of such amendment, repeal, modification or adoption.
     Section 9. Indemnification of Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this ARTICLE VII to directors and officers of the Corporation.
ARTICLE VIII
LIMITED LIABILITY OF DIRECTORS
     To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.
ARTICLE IX
MEETINGS OF STOCKHOLDERS
     Any action required or permitted to be taken by the stockholders of the Corporation, or any class or series thereof, must be effected at a duly called annual or special meeting of such stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders. Meetings of stockholders may be held within or without the State of Delaware. Unless otherwise required by law, special meetings of the stockholders of the Corporation may be called at any time only by the Board of Directors of the Corporation, the Chairman of the Board of Directors of the Corporation or 35% of the total voting power of all the shares of the Corporation entitled to vote generally in the election of directors. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation, or any class or series of thereof, shall be given in the manner provided in the bylaws of the Corporation.

ARTICLE X
BYLAWS
     In furtherance and not in limitation of the powers conferred by law, the Board of Directors of the Corporation is expressly authorized and empowered to adopt, amend and repeal the bylaws of the Corporation at any regular or special meeting of the Board of Directors of the Corporation or by written consent, subject to the power of the stockholders of the Corporation to adopt, amend or repeal any bylaws of the Corporation. Notwithstanding any other provision of this Second Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any series of Preferred Stock required by law, by this Second Amended and Restated Certificate of Incorporation or by any Preferred Stock Designation providing for any such Preferred Stock, the affirmative vote of the holders of 66 2/3% of the total voting power of all the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders of the Corporation to alter, amend or repeal, or adopt any provision inconsistent with, Section 2.3, Section 2.5, Section 2.8, Section 2.10, Section 2.14, Section 2.15, Section 2.16, Section 3.2, Section 3.3, Section 3.5, Section 3.11, ARTICLE VI or Section 8.1 of the bylaws of the Corporation.
ARTICLE XI
AMENDMENTS
     The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law. All rights, preferences and privileges of whatsoever nature conferred upon stockholders by and pursuant to this Second Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this ARTICLE XI. Notwithstanding any other provision of this Second Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any series of Preferred Stock required by law, by this Second Amended and Restated Certificate of Incorporation or by any Preferred Stock Designation providing for any such Preferred Stock, the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, change or repeal, or adopt any provision inconsistent with, ARTICLE IV, ARTICLE VI, ARTICLE VII, ARTICLE VIII, ARTICLE IX and ARTICLE X and this sentence of this Second Amended and Restated Certificate of Incorporation.
ARTICLE XII
SEVERABILITY
     If any provision or provisions of this Second Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, then, to the fullest extent permitted by applicable law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.
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